CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm", "Ongoing Arrangements to Disclose Portfolio Holdings" and “Financial Statements” in the Statement of Additional Information and to the use of our report dated August 22, 2008 with respect to E.I.I. Realty Securities Trust (comprising E.I.I. Global Property Fund, E.I.I. International Property Fund and E.I.I. Realty Securities Fund), which is incorporated by reference in this Registration Statement on Form N-1A (Nos. 333-45959 and 811-08649) of E.I.I. Realty Securities Trust.

ERNST & YOUNG LLP

New York, New York
October 27, 2008